Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cardinal Health, Inc. 2011 Long-Term Incentive Plan of Cardinal Health, Inc. of our reports dated August 13, 2015, with respect to the consolidated financial statements and schedule of Cardinal Health, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Cardinal Health, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio
August 13, 2015